Exhibit 99.1

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

Call Participants

EXECUTIVES

Michael C. Willoughby

Chief Executive Officer and

Director

Thomas J. Madden

Chief Financial Officer and Chief

Accounting Officer

ANALYSTS

George Frederick Sutton

Craig-Hallum Capital Group LLC,

Research Division

Josh Goldberg

G2 Investment Partners

Management LLC

Kevin Campbell Kopelman

Cowen and Company, LLC,

Research Division

Mark Nicholas Argento

Lake Street Capital Markets, LLC,

Research Division

Kerry Rice

Needham

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today’s conference call to discuss PFSweb’s financial results for the Fourth Quarter and Full Year Ended December 31, 2015.

Joining us today are PFSweb’s CEO, Mr. Mike Willoughby; and the company’s CFO, Mr. Tom Madden. Following their remarks, we’ll open the call for your questions.

Before we go further, I would like to make the following remarks concerning forward-looking statements.

All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and may involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business financial condition and operating results, which include, but are not limited to, the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the Securities and Exchange Commission, to which your attention is redirected.

Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward- looking statements.

During the call, we may also present certain non-GAAP financial measures, such as EBITDA, adjusted EBITDA, non-GAAP net income, service fee equivalent revenue, merchant sales and certain ratios that use these measures. In our press release with the financial tables issued earlier today, to which your attention is directed on our website at pfsweb.com, you can find our definition of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant.

These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures. I would like to remind everyone that this call will be available for replay through March 20, 2016, starting at 8:00 P.M. Eastern Time this afternoon. A webcast replay will also be available via the link provided in today’s press release, as well as available on the company’s website at www.pfsweb.com.

Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb, Inc. is strictly prohibited.

Now I’d like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Sir, please go ahead.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Whitney, and good afternoon, everyone. As you might have seen earlier this afternoon, we issued a press release announcing our results for the fourth quarter and for the full year ended December 31, 2015.

2015 was a breakthrough year as we achieved record results during every quarter. The fourth quarter was particularly strong, due to project work in our higher-margin agency and technology services as well as strong client volumes during the important holiday season.

During the quarter, we launched our strategic commerce consulting practice, which although in the very early stages of development has already enhanced our position with several clients in the sales cycle, and began to generate revenue on a stand-alone basis.

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

I’m very excited about potential of this new offering to further transform the way we strategically create value for our clients, which in turn benefit our shareholders through accelerated growth and profitability.

As we’ve discussed in the past, many of our clients judge us by our ability to deliver a superior online shopping experience during the critical holiday period.

And to that end, we’re pleased to have completed another holiday season with a very high level of satisfied and referenceable clients. But before commenting further, I’d like to turn the call over to Tom to discuss our financial results. Following Tom’s remarks, I’ll return to discuss some additional highlights, provide a business development overview, and then we’ll open the call up for your questions. Tom?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Thank you, Mike, and good afternoon, everyone. As Mike indicated, I’ll spend some time providing additional color on the fourth quarter and full year 2015 results reported earlier today as well as our outlook for 2016.

Before doing so, I’d like to remind everyone especially newcomers to the PFSweb story that, when we provide discussions about our financial results, we often discuss our service fee equivalent revenue performance. This non-GAAP metric is calculated by taking our service fee revenues, which is the primary business activity we perform, and adding the gross profit on a product revenue business, so that both businesses can be measured on a similar service fee basis.

With that, as a backdrop, let’s quickly review the numbers.

On an overall basis, with our strong fourth quarter results, we were pleased to report service fee equivalent revenue in the middle of our previously issued guidance, and adjusted EBITDA at the high-end of our previously issued guidance. Our fourth quarter service fee equivalent revenue increased to a record $61.6 million, an increase of 26% compared to the same year ago quarter.

The fourth quarter was particularly strong, due to the heavy client volumes during the important holiday season as well as increased project work in our higher-margin agency and technology services groups, including the benefit of the CrossView acquisition completed in August of 2015.

With regard to the holidays, on an overall basis, our clients were once again very pleased with our ongoing support. In general, the majority of our direct-to-consumer-client experienced year-over-year growth in their gross merchandise revenue during the holiday season in line or above e-commerce analyst expectations.

Our service fee gross margin in the fourth quarter increased 360 basis points to 31.8% compared to 28.2% in Q4 of last year. While our of group performance including the benefit of acquisition of CrossView in 2015, which operates at a higher gross margin level. We also had improvements in the remaining components of our business as well on a year-over-year basis.

As expected, we look at our gross margin performance — as we look at our gross margin performance on a sequential basis at the 2015 calendar year, it did come down somewhat from our prior quarter levels, primarily due to revenue mix, as we generate a higher percentage of our revenue in the fourth quarter from our lower margin omni-channel operations.

Even with this revenue mix impact, however, we were able to achieve a higher than previously anticipated gross margin performances quarter, primarily related to projects activity as well as overall strong performance in managing costs by our omni-channel operations group.

SG&A expenses during the fourth quarter were $19.2 million compared to $12.4 million in the year-ago quarter.

Let me provide some insight into this increase. First, SG&A in Q4 2015 includes the incremental SG&A levels of our newly acquired entities, which accounts for approximately $2.5 million of the year-over-year change.

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

In addition, Q4 2015 SG&A includes a $1.3 million of acquisition, restructuring, and other costs versus $1.1 million in the year ago quarter, as well as $1.2 million of amortization of acquisition related intangibles as compared to $0.1 million in the prior year.

Those amortization costs increase were primarily related to the CrossView acquisition.

Finally, our noncash stock based compensation expense increased to $1.2 million versus $0.6 million in the prior year quarter.

With all this taken into account, our adjusted EBITDA in the fourth quarter increased to a record $7.5 million, an increase of 9% compared to the same year ago quarter. As a percentage of service fee equivalent revenue, adjusted EBITDA was 12.1% compared to 13.9% in the year-ago quarter.

Net loss in the fourth quarter was $0.6 million or $0.03 of loss per diluted share compared to net income of $2.1 million or $0.12 per diluted share in the same period of 2014, however, on a non-GAAP net income standpoint, excluding the impact of amortization of intangibles, acquisition related costs and non-cash stock-based compensation, our non-GAAP net income was $3.1 million for Q4 2015 as compared to $3.9 million in the prior year.

Now turning to the balance sheet. At December 31, 2015, cash and cash equivalents totaled $21.8 million compared to $18.1 million at December 31, 2014.

Total debt was $35.4 million from $10.9 million at the end of 2014. As such, our net debt position was approximately $13.6 million compared to a net cash as of December 31, 2015 as compared to a net cash position of $7.2 million at December 31, 2014. The change between years is primarily a result of the approximately $35 million of debt incurred in conjunction with our acquisition of CrossView. Some of which was partially offset by our cash flow from operations during the year.

Also if you recall, we have stated previously that our cash balance includes the benefit from the timing of certain cash collections received by PFSweb from our clients’ customers that are then later remitted to our clients, especially during the fourth quarter.

Now let’s review our 2016 outlook. For 2016, we currently expect continued strong growth in service fee equivalent revenue and adjusted EBITDA, as we realize a full year benefit from recent acquisitions as well as incremental revenue from new and expanded client relationships.

Consistent with our previous guidance, we are reiterating our target calendar year 2016 service fee equivalent revenue to range from $220 million to $230 million, reflecting growth of 19% to 24% from 2015.

We continue to target a service fee gross margin of between 27% to 32%, depending on revenue mix that we have been performing at and will continue to strive for performing at the middle to high end of this range.

We are also reiterating our target for adjusted EBITDA to range from $23 million to $25 million, up 11% to 21% from 2015.

The adjusted EBITDA target includes the expected impact of incremental sales and marketing expenditures as well as other infrastructure expenditures to capitalize on our newly acquired capabilities and support our future growth. In 2016, we plan to continue to increase in our level of sales of marketing expense by between $2 million to $3 million as compared to 2015.

We have been ramping our sales and marketing efforts over the last year, and in particular the last 6 months, and believe we’re on the curve of seeing the benefits of these investments materialize, particularly in the back half of 2016 and into 2017.

From a quarterly perspective, we expect an increase in SG&A and associated a temporary decrease in adjusted EBITDA margins in the first half of 2016 year, as a result of our incremental investments as well as timing of other expenditures. As such, we expect that our initial first quarter 2016 EBITDA percentage will be in the range of approximately 7% of service fee equivalents revenue and will increase throughout the year as we generate incremental revenues.

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

There are fewer additional items as it relates to our targets for 2016. We expect our product revenue business to continue decline in 2016 to a level of between $45 million to $50 million as compared to $59 million in 2015. This continued reduction again is applicable to the changes in the business discussed previously that are expected to continue to impact us in 2016 as well.

Our expected gross margin on this revenue is approximately 5%.

We currently expect our capital expenditures will be in the range of $14 million to $17 million in 2016, some of which is expected to be funded by capital leases or debt. This is higher than in the past, primarily due to the planned build out of an operation and a tax-free zone in India as well as a new distribution facility in the U.S..

On the India expansion, when we first purchased REV Solutions back in 2014, the total staff size of the India development team was just over 100 team members. Currently, we have over 300 team members in India and expect this to grow further during this year and going forward.

We are recently approved to establish a new operation in net tax-free zone in which we’re very excited about, but we’ll be required to fund the buildout of the facility to support that operation.

Additionally, the new U.S.-based DC operation I mentioned, includes a newly planned lease distribution facility to support a new client engagement, with flexibility with 4 additional clients in the future. The new facility is expected to come online in conjunction with the new client launch in Q2 of this year.

From a depreciation and amortization expense standpoint, excluding amortization of acquisition related intangible assets, we expect our D&A in 2016 to be approximately $12.2 million, slightly higher than the $12 million reported in the 2015. Our amortization of acquisition related intangibles is expected to be approximately $3.4 million in 2016 as compared to $2.8 million in 2015.

And we expect our non-cash stock compensation expense to increase somewhat to between $5 million to $5.5 million in 2016 as compared to $4.6 million in 2015. As a result of the timing and nature of our various incentive programs.

Please note that our 2016 guidance does not include the impact of potential future acquisitions.

This concludes my prepared remarks. Now I’ll turn the call over to Mike for some further comments on the recently completed quarter and year, as well as overview of the business development highlights and closing remarks. Mike?

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Tom. Before elaborating on the CrossView integration and our recently launched consulting practice, I like to spend some time talking about our business development highlights. You may have seen some recent press releases announcing some of our newest client relationships, prior to being engaged to support the omni-channel operations, our wholly-owned subsidiary REV Solutions had developed the direct-to-consumer websites for Laura Mercier and ReVive in 2014 prior to our acquisition of REV. Over the course of the last 18 months, these brands have progressed from using only web development services to now implementing an end-to-end solution, once again demonstrating our ability to execute our ‘land and expand’ strategy, and illustrating the client engagement expansion benefits we continue to receive from our recent acquisitions.

In addition, last month we announced two new e-commerce site launches built by our LiveArea agency team. The first of which was for See’s Candies, an iconic confectionery brand known for delivering chocolates and candies using only fresh ingredients with old-fashioned service and free samples.

The project involved four separate sites, focused on retail customers, high quantity orders, fund raising efforts and business gifts.

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

The second was for Movado, an iconic luxury watch brand we mentioned on our previous call. We designed and handcrafted 3 sites for Movado and their sister brands, EBEL and Concord, which included some very innovative features like a custom watch finder and extensive heritage pages to explore the history of each brand.

The scope of both of these client projects included creative, user experience design and web development services on the Demandware platform as well as post-launch managed services. These beautiful sites demonstrate our ability to design and craft e-commerce sites at a world-class digital agency level.

Now starting with this call, we will begin to only report new bookings for the discrete quarter for which we’re reporting. So in this case, we will be reporting bookings from Q4, which is October 1, through December 31. Traditionally, we provided updates on new bookings that occurred leading right up to the date of the conference call, which in some cases can be significantly longer or shorter periods, depending on the timing of the previous call.

We believe this discrete quarter will result in a more accurate view of the sales activities during a given quarter, a better basis for year-over-year comparison and a clearer view of selling trends including seasonality.

As a reminder, regarding bookings for both project work as well as engagements with a recurring revenue stream, a booking is a contractual engagement to begin work for our client with any or all of our services segments. The engagement may be formalized by any one of a number of contractual mechanisms, but in order to be considered at booking, the engagement must require us to deliver services to a client and the client to compensate us for those services.

The engagement should also be for incremental services and not normal course of business services projects, such as manufacturing work, value-added service projects in one of our DCs or call center support for a special flash sale event.

In addition to disclosing the number of bookings each quarter, we’ll estimate the lifetime contract value based on client provided information and the expected length of the contract.

We use the term lifetime contract value as a reference to cumulative growth service free revenue we expected to earn over the expected life of contract. As we disclose this information, please understand that the estimated lifetime contract values are based upon client projections, which often change, and in any case may not be achieved. We provide this information, so that you can have a better understanding of our business, but we don’t assume any obligation to update any information and there may be circumstances in which we are unable to close bookings or lifetime contract value. With that said, we booked 39 agency and technology projects worth approximately $10.5 million in the fourth quarter of 2015. In addition to these project bookings in Q4, we booked one new recurring revenue services engagement with a total of $4.3 million in lifetime contract value.

This engagement is a U.S. order fulfillment expansion of an existing European supporting goods client solution. Looking back on the full year, for all of 2015, we booked 119 new projects worth approximately $28 million as well as 12 new recurring revenue engagements worth a total lifetime value of $79.4 million.

Now as we look into 2016 and new deals that would be included in our Q4 booking number, let me give you a few recent highlights from our close sales pipeline. As I indicated above, these highlights will not include the expected project or lifetime contract value, since the deals were closed after Q4. I’m excited to announce that we signed and already engaged with two clients in our newly formed strategic e-commerce consulting practice, one is with a Fortune 50 Consumer Packaged Goods company, and the other with a Northeast-based department store chain. The examples of some of the consulting work we’ve performed up to this point include e-commerce technology and operations gap analysis, organizational structure, platform selection analysis, omni-channel strategy and customer experience recommendations.

I’m delighted to see such a fast start to the newest segment of our business, and I look forward to extending the reach of our consulting practice to both new and existing clients.

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

In our technology services business, we recently signed two new or expanded Web development site built projects on the Demandware platform. One of which is for a large membership warehouse club in central America.

These unique wins demonstrate our ability to provide best-in-class e-commerce development services on a global scale, both sides are scheduled to go live in Q3 of 2016.

Also from our technology services business, we’ve signed two large managed services contract to provide ongoing e-commerce services for a health and beauty retailer, and a footwear retailer. These contracts are for work on the Demandware and SAP hybris platform, respectively.

Lastly, we signed a new agreement with an Internet retailer of seasonal apparel to provide a U.S. order fulfillment solution. The off-peak seasonality of this client’s business model results in the high volume activities falling outside the traditional holiday period.

The off-peak ramp required to support this client should be very complimentary to our other direct to consumer clients and their traditional holiday ramps. This is similar to the benefit we received from our relationship with United States Mint engagement as it somewhat smooths out the seasonality of our omni-channel operations business.

We anticipate hosting this client in a newly leased facility in Southhaven, adjacent to our other Southhaven operations to facilitate labor sharing and management across buildings.

Go live is scheduled for Q2 this year, with some anticipated SG&A impact in Q1 and Q2 as Tom indicated in his comments earlier.

We are very excited about all these new client wins and hope to share some of the specific brand names with you in the future.

As a reminder, we refer to our global portfolio as engagements, which can be defined as a single e- commerce operation for a single brand with a recurring revenue stream from any of our services segment. We currently maintain approximately a 160 active client engagements to provide services from our Agency, Technology, or Operations business segments. These are separate from the one-time projects I mentioned earlier on the call that we booked in the quarter.

Now moving onto our integration of CrossView, which we acquired last year. For new listeners on the call, CrossView is an e-commerce system integrator that solidified our technology service offering with IBM WebSphere commerce and SAP hybris integration capabilities. CrossView also provides us with a robust business to business front end e-commerce development solution that when combined with our Agency and Operation services has created a very compelling end-to-end, B2B offering for us to take to market. The operational integration of CrossView is proceeding according to plan with HR, sales, marketing, partner alliances, agency and consulting functions fully integrated at this time. On the last call, I referred to several instances of cross-selling success, and we continue to see incremental opportunities in our pipeline, which would not have been possible without the integration and acquisition of CrossView. As illustrated by these cross-selling successes, I believe we are seeing the anticipated expansion in our total addressable market in the U.S. from the new platform practices provided by our previous acquisitions. With regard to the longer-term integration of CrossView, we will continue to evaluate opportunities to drive additional synergies, while we continue to operate CrossView as a wholly-owned subsidiary using the CrossView branding for the foreseeable future.

Moving on to the Q4 launch of our Strategic Commerce Consulting practice as we discussed on the last call, given the platform-agnostic we’ve gained through CrossView we’re positioned to serve as a strategic partner for clients and provide high-value strategic digital transformation services and platforms selection consulting to both B2B and B2C companies.

Our competitors with limited e-commerce platform offerings are unable to provide these types of critical consulting engagements, because they would obviously be biased towards and limited by the platforms they are capable of integrating. This differentiation is an invaluable asset for targeting new businesses. In fact, though we remain in the early stages of realizing the benefit of this new practice, we have already began to engage with prospects much earlier in the commerce journey enabling us to get in the door at the start of the e-commerce sales cycle.

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

Further reflecting our commitment to ramping this consulting practice, subsequent to the quarter, we appointed Peter Stein to our Board of Directors. Peter brings a strong technology consulting and M&A background to the board, and has held leadership positions at several organizations, including CEO of global operations at Razor Fish, an interactive marketing agency and leader in the e-commerce consulting industry. Pete has an impressive record in building and leading dynamic organizations on a global scale, and his experience will be a valuable asset to our commerce consulting practice.

Also, in light of the increasing oversight and responsibilities needed to address global cyber security risk and technology, we felt it was appropriate to create a new technology and cyber security committee within our Board of Directors. Pete has been appointed to this committee along way two other members of the board.

Building on the team of global scale, just last month, we expanded our European footprint with a new professional services office in Bulgaria, which will be especially appropriate for servicing our clients in Western Europe. We expect the quality and economics of this near-shore location to complement the Agency and Technology services provided at our India site.

Now with regard to our acquisition strategy, we plan to continue our strong track record of integrating accretive acquisitions and remain opportunistic to achieve geographic expansion of our digital agency and Tech services platform practices in the Europe and Asia Pacific regions.

Thereafter we expect to initiate a new acquisition roadmap with the intention of breaking into additional services segments of the commerce stack, such as a store automation, point-of-sale and order management, especially given the growing need for retailers to have a fully connected stores.

Finally, as Tom mentioned, we have ramped up our sales and marketing spend in an effort to take advantage of the expansion in our total addressable market with the specific objective of significantly increasing lead velocity, and improving our conversion rate across the sales funnel.

At this point, we have substantially built out the sales organization we believe is appropriate at this time to carry our solutions to the market globally with just a handful of positions left to fill.

These sales and marketing investments are targeted at sustaining double-digit growth rates on top of our rapidly expanding capabilities. This increase sales and marketing spend along with the one-off infrastructure spending required to bring up new facility Tom mentioned will have the effect of somewhat moderating our bottom line performance in 2016, particular in the first half of the year, but has been factored into the 2016 guidance Tom presented earlier in the call.

As always, our focus in 2016 remains on client execution with the ultimate goal of maximizing their online sales. We will continue to focus on driving growth through our higher-margin agency and technology services offering as well as capitalizing on the added capabilities from CrossView and our new commerce consulting practice.

We expect the execution of these initiatives will affirm our leadership position in the global e-commerce marketplace.

Now Whitney will open up the call for Q&A session.

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

Question and Answer

Operator

[Operator Instructions] And we’ll take our first question from George Sutton with Craig-Hallum.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

So I just wanted to clarify what you said about the new D.C. in Mississippi, and who exactly that is serving. Obviously, if you building out a new D.C. we view that is fairly significant. So I want to make sure, you could clarify that?

Michael C. Willoughby

Chief Executive Officer and Director

Sure. So initially the DC is being out to support the new client that I mentioned in my comments that was the seasonal apparel retailer that has the off peak business, where we expect to ramp up the outside of the normal holiday peak. And explain the part of benefit of adding the client to our mix is that, along with the U.S. it tends smooth out some of the seasonality we see with our typical difficult direct to consumer clients. That is the building, where we have the optional ability to expand within and add more clients, but initially, it’s going to have that client relationship in it as this whole tenant.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

Okay. And relative to the growth in the sales and marketing spend, could you quantify to the extent possible how much you were increasing in terms of number of carriers for example, just so we have a sense?

Michael C. Willoughby

Chief Executive Officer and Director

So I mentioned in my comments that we are substantially built out, we just have a handful of positions left. And at this point, our sales team, including our inside sales force is right at about 25 headcount.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

And how might that have compared with a year ago?

Michael C. Willoughby

Chief Executive Officer and Director

With a year ago. We probably be talking about.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Low to mid-teens from a comparison standpoint.

Michael C. Willoughby

Chief Executive Officer and Director

I was going to say 7 to 10, and have a couple of inside sales reps. So you talking about low to mid-teens number, so pretty substantial expansion not quite double, but pretty close.

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

And in addition to salespeople, we’ve also got an increased spend anticipated in 2016 and just the marketing activities in conjunction with the participation of tradeshows et cetera.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

Okay. And lastly, relative to your M&A strategy, I thought you are fairly specific in your press release, you talked about Western Europe and agency and technology services specifically. Are you meaning to be that specific. And it was interesting that, you then said, once you’ve made your European and Asian acquisitions to broaden your geographic region, then you plan to go after specific capabilities?

Michael C. Willoughby

Chief Executive Officer and Director

Right. So that the stage we’re at is that, we believe, we’re pretty close to being able to wrap up, what we called Phase 1 of our acquisition strategy. The work we have left to do there is to make sure that we’re supporting the appropriate platforms in Western Europe particularly. As we’ve said, we’ve got a platform agnostic’s solution to offer in the U.S..

We have the need I think to add support for at least two other platforms in Europe in addition to the Demandware platform we supported today with a few additional small acquisitions there to plug the platform gap in Western Europe, then we’ll move into more opportunistic stance with regard to Southeast Asia, particularly as we keep our eye on our economies of Southeast Asia and our clients to have branded website launched there, I would categorize this as opportunistic. And also with regard to agency or strategic consulting practice, opportunistic there that if we see the right kind of deal that could add to our capabilities or capacity we’ll be open to it, but I think after completing the one-off acquisition roadmap with the platform practice in Western Europe will reset our sites on to a potential 20 roadmap, that really takes us into some parts of the commerce stack that we’re not providing services against such as the one I mentioned around connected store, omni-channel integration, even POS.

Operator

We’ll take the next question from Mark Argento with Lake Street Capital Markets.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Just a couple of quick questions on some of the new metrics or advanced metrics. So for Q4, I think you mentioned, you had 39 projects the contract $10.5 million is that correct?

Michael C. Willoughby

Chief Executive Officer and Director

I think that’s right.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

And then, could you how would that compare on a year-over-year basis from Q4 of last year, if you have that?

Michael C. Willoughby

Chief Executive Officer and Director

Yes. That’s a great question. Unfortunately, the next conference call is going to be the first year we can do sort of Y-over-Y comparisons. We just started doing the bookings this conference call, last year.

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Got you. And then in terms of the mix of the 39 projects across the different platforms. I guess, with more from a Demandware versus some of the other types of platforms. Are you starting to see a little more diversification in terms of your bookings mix?

Michael C. Willoughby

Chief Executive Officer and Director

Well, certainly we’re. If you look at the contributions from say the CrossView acquisition in the fourth quarter. Those projects would have been across the hybris and the WebSphere platforms and along with having all four of the enterprise scale platforms and Magento within our portfolio that’s created an opportunity for our LiveArea to work across more platforms. So even though, we couldn’t comment specifically on what Q4 of 2014 looks like from a booking’s perspective. I can tell you it’s much more diverse set of projects across those 4 platforms, then we would have seen a year ago before the CrossView acquisition.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Got you. And then for the quarter, are you guys breaking out, how do we think about the recurring part of the business, So GMV kind of growth or GMV centric fee revenue versus more product revenue. Do you have a split on that in terms of what that look like for the last quarter, and what you’re running out on the mix?

Michael C. Willoughby

Chief Executive Officer and Director

So within the bookings number, we certainly split that out. So the $10.5 million is really referring to clients or to projects that, we would expect to begin and end within a calendar year period, within 12-month period from start to end.

And wouldn’t necessarily have a follow on recurring revenue stream, although, frequently they do end up having one. And then of course the $4.3 million that we talked about the new booking there is a recurring revenue deal with that $4.3 million of lifetime contract value. If you look at the overall revenues in the quarter…

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

If you look at the $61 million of revenue, this is an estimate, but I would say that about approximately 2/3 of it would have been operations related call center and our fulfillment activity, maybe just slightly less than that. And the fourth quarter has a little bit unique, in fact, the percentage is higher in Q4 than where it is the rest of the year. As I look at our 2016 guidance my expectation is that the omni- channel operations will end up being about 55%-or-so of our total revenue stream, service fee equivalent revenue streams. And technology services will be in the kind of 30% range and digital agency would be approximately the remainder. So again it’s heavier Q4, my guesstimate would be that it was above let’s say 65%-or-so of the total of our service fee equivalent revenue is tied into the operations recurring revenue stream performance

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

That’s helpful.

Michael C. Willoughby

Chief Executive Officer and Director

And recognize also that the technology services and the digital agency pieces also include a recurring revenue stream associated with those activities as well. So once we engage with a particular front end project with a client, we’re often ask to continue to perform ongoing services for them to support the site either from a technology services and digital agency standpoint. So a piece of that remained business as well is we’ll be viewed out as recurring revenue as well.

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

And then, I know you talked about some incremental spend, some investing back in the business. Is that, I mean, is it fair to think that if you’re going to continue to grow kind of in this mid-teen plus type organic growth rate that you’re going half of that type of money on a regular basis or is there really one-time — more one-time in nature, you start to see some SG&A leverage in the sales teams?

Michael C. Willoughby

Chief Executive Officer and Director

Yes. It’s a great question Mark. I think that we have experienced a ramp over the past 6 to 8 months with some pretty intense buildout of the sales organization that can generate kind of lead velocity to deliver the increased number of projects that we need to have with the professional services orientation that we’ve taken on recently. I do think as I indicated in my comments, that we are substantially built out to support the kind of growth that we need. It doesn’t mean that we wouldn’t have some incremental headcount here and there, but the ramp that we’ve experienced, I think largely, we should be expecting to have that done in the first half of the year. And as Tom mentioned in his comments, look to see the results of that leverage in the back half of the year, and especially in the future years. But if you look at just the nature of the business and kind of reorientation around professional services. There is a higher percentage of the revenue that needs to be recreated every year. So it’s really important that we generated substantially different kind of lead velocity in our pipeline than we might have seen before, we had the larger sales staff. I think there’s a lot of leverage to be gained and we do feel like we’re the appropriate organization with the right leadership and the right position to maximize the platform practices that we have. Obviously, we’ll have to see how it all works as we go-to-market, but early indications are with a robust pipeline that we have now that we’re achieving the results that we want with the lead velocity point always need to convert that business and see the results coming back half of the year and into ‘17.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Great. Last question from me. I think Demandware on their earnings call talked about, and I don’t know if they provided as guidance as kind of directional metric, but it’s got high teens GMV growth for 2016 that’s kind of a Bogie, how does that compare, I know historically GMV growth, your growth relative to your customer GMV growth may be you guys lag a little bit GMV growth number based on a couple of different factors, but is that a good number, when you guys think about GMV growth relative to how that impacts through your P&L?

Michael C. Willoughby

Chief Executive Officer and Director

So I think that we would still expect our clients in general to be over performing the e-commerce market, in each geography just by nature of the kind of brands that we’re supporting, that’s been pretty consistent for us over the past 2 or 3 years. So we have Forrester says that e-commerce is supposed to grow at 12% this year. I’m not sure that’s what they’re saying, but if they were saying that, we would do expect our clients to grow at a higher rate. But as we look at GMV, it’s certainly a data point, but it really may not be the best data point to predict our own P&L performance, especially with the all the project revenue that we have coming in, because it’s really not much linkage between the kind of projects work that we do and necessarily what the clients GMV is going to be. So you might have $1 million website build project that against a client that doing $10 million a year or maybe $100 million a year, and the website build is not correlated to the GMV.

So if you look at the operations side, they’re probably still is somewhat of a linear relationship. On the other hand, the more B2B work that we do the, the less a GMV figure is going to necessarily correlate. So we’re probably going to deemphasize a correlation between client GMV, we’ll still talk about it, we’ll still indicate whether our clients feel like our kind of above or equal to the general trend, but aggregate client GMV probably is not much of an indicator to our P&L performance.

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

And just a little bit further on that. As Mike indicated, we would expect many of our clients to be in a situation, where there from a direct to consumer standpoint, operating at, at or above the industry averages. We do have certain clients like the U.S. Mint that is not expected to grow at similar level like that. So again, it because of the mixture of our client base, it gets a little bit more challenging to provide that number as an appropriate indicator of our service fee revenue numbers on a year-over-year basis.

Operator

We’ll take our next question from Michael Graham with Canaccord.

Unknown Analyst

Canaccord

It’s Austin on for Mike. Just a few on the client side. I was wondering, how client retention is and may be particularly within CrossView. I think it’s, there are 35 customers coming from there. And within that 160 engagement number that you’ve given, how many of those are recurring or consuming multiple offerings?

Michael C. Willoughby

Chief Executive Officer and Director

Yes. So with regard to the CrossView client retention, I don’t have specific figures, but it’s high across our business, we’ve had very good client retentions stats. What I can say with regard to the 160 client engagements that I mentioned. All of those are for clients, where we have the recurring revenue stream, and so if you think about the definition of recurring revenue stream it’s, where we expect to have revenues that’s for a longer than a calendar year period. And for a project that has that recurring revenue associated with it.

As far as the breakdown of the 160, and how many are from multiple segments versus the single segment, what I can say is about 45 of our engagements or what we would called end-to-end, which means that they are consuming both professional services and the operations segments of the business. Around 80-or-so are involved in operations segment. So that would be the 45-plus additional ones that have just the operations engagement, and the remainder, so the bulk of them are professional services engagements, about half would just be professional services engagement at that point.

Unknown Analyst

Canaccord

Okay. Very helpful. And just one last one on that B2B opportunity. In terms of your B2B aspirations, what kind of offerings do you currently have for B2B clients. And where you’re going to be making investments to bolster that offering. And in terms of framing the opportunity within the 116 engagements for example, which are right for cross-selling both B2B and B2C as you mentioned in your press release?

Michael C. Willoughby

Chief Executive Officer and Director

Yes. Great question. So first off, with regard to the solution we can bring to market, one of the key thesis points behind the acquisition of CrossView was getting access to the B2B,’s commerce practice that they have built. So around, I think 10 or 12 the client relationships they had those 35, were either completely or partially B2B oriented, where they have built at a commerce site on top of either the WebSphere platform or the hybris platform specifically for B2B sales. Building a website for B2B purposes is quite different than for direct to consumer as far as features and functionality and the way that you do order processing. And so, we really like that practice, one of the reasons we like that practice was that we had previously put together all of the other parts of the solution. We had the fulfillment and the customer care, and the financial management credit collection activities, even some of the agency services to help a client with a B2B channel, but we didn’t have the ability to build a world-class e-commerce site. And so we’re really able to snap that new CrossView functionality right into the rest of the solution that we had in place to create an end-to-end solution. And there was a certain amount of integration work needed to be done to integrate WebSphere and hybris particularly, into our management solution some of that work is still ongoing, but it’s not a lot of investment on our part, so it was really quite easy to snap that B2B capability into our solution.

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

We’re excited about the opportunity because for two reasons. One, that you mentioned, there ought to be reasonable revenue synergy opportunity with the client base that we already have, to think about a lot of the CPG manufacturers that are primarily selling on a B2B basis, some of the other clients that we have that have large companies with multiple brands, many of which have a B2B channel today, maybe in lieu of the direct to consumer channel. We do believe that there is opportunity to go to those current PFSweb client and offer these commerce platform development services. So I do think the revenue synergies potential is there.

But we’re even more excited about the fact that if you look at where the growth is expected to be and services spend over the next 5 years, according to its Forrester, it’s going to grow disproportionately on the B2B side.

Commerce platform services spend is expected to grow from around $6 billion last year to over $10 billion in annual spend in 2019.

And as I said, the growth within that $6 billion to $10 billion expansion is disproportionately on the B2B side, which really just reflects the fact that a lot of companies with the B2B channel have under invested in commerce technology for the B2B.

And so it’s kind of like 2005 all over again, lot of people haven’t deployed websites, and we’re excited to be able to capitalize on that, not just with regard to website built, but offer the complete set of solutions either on end-to-end basis or a la carte.

Operator

We’ll take the next question from Kerry Rice with Needham.

Kerry Rice

Needham

One question on the integration of CrossView kind of dovetail with the last question not necessarily B2B. It sounds like you’re still working to integrate some of that technology into the platform. But as I think about that, you have that opportunity to really go after cross-platform, whether the hybris SAP, Demandware, IBM, WebSphere. Is it, do I think about this as a real modular approach, and so, just to your point earlier maybe snap it depending upon what platform you work with. And then how does that really impact your ability on a margin perspective going forward. I know you’re investing a little bit more in sales and marketing. But does that help improve the leverage in the model, so it may be offset some of that increased spending on OpEx side, just because it’s a real modular solution?

Michael C. Willoughby

Chief Executive Officer and Director

Well, I think that, yes, it is I think a modular solution. And if you look at where we focused initially on the integration work, it’s in the areas, where we felt like we could take advantage of that modularity that’s the quickest, so sales and marketing is the obvious 1. We wanted to be able to as we looked at leads for re-platforming effort to be able to see an opportunity and to represent as many platforms as within a given opportunity. So it’s important that sales and marketing effort is able to see the entire landscape of leads and look at the potential within that. So we focused on sales and marketing, but we certainly wanted our strategic e-commerce conservative opportunities across the landscape and position themselves to do those platform selection projects or to do organizational readiness assessments and based on whichever platform might be in play. So that’s kind of why we focused on the areas we did as far as leverage beyond their revenue synergy, leverage that we wanted to gain, initially, which I think we largely are positioned to take advantage of. There is still opportunity for additional synergy. We haven’t necessarily integrated CrossView fully into our global service delivery model, where they’re taking advantage of our India or Bulgaria capabilities extensively. And obviously, the extent to which we’re able to put them into that service delivery model. We’ll not only be able to scale the hybris and WebSphere practices more rapidly, but able to do at a more economic basis than if you’re leveraging all onshore resource.

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

So that’s work that what we want to do in 2016. I think it will make CrossView more competitive, and also scale better. There are some other, I think opportunities that’s probably the big 1. And that’s, I think, where we get the leverage and also get the scale in order to support the growth that we’ve targeted for those two platform practices.

Kerry Rice

Needham

Okay. That’s helpful. And then, second question is, recent wins with Movado and See’s Candies. And as more of original question as that’s relates to that. Does that generally heightened competitors of theirs to then seek out some sort of e-commerce platform as well, does that help you kind of penetrate others within those — within that vertical or is it wrong that kind of think about that and it is really just a platform by platform, so maybe that you have, that you obviously can build a platform on Demandware, that’s more important than kind of picking of these brands so to say, so to speak?

Michael C. Willoughby

Chief Executive Officer and Director

Yes. Well, I think what would for sure benefit that we get is the techniques and the wins that you get from helping a brand innovate on top of any platform go in your portfolio, and become part of your sales deck.

So to the extent that we put a really cool product finder or configurator into a site, and maybe it’s the first time that kind of functionality has been for a certain category like luxury watch brand or an athletic footwear brand, then that gives us the opportunity to go out to brands that are in the same product category or similar categories and sell that capability.

I think it probably does put a little pressure on other brands as they look to measure themselves against their direct competitors, just like they do when measuring themselves against Amazon and look at features and functionality they believe needs to be in their base package. I don’t know how we could measure necessarily that kind of pressure, but I certainly know a positive effect that has sales cycle when you got that metrics that the sales people are equipped with and to be able to use the inside sales group to call on other brands in the product category and point to that reference side, and say, look at the cool thing we’ve done over here, wouldn’t you like that something similar, certainly, there is a benefit there.

Operator

[Operator Instructions] And we’ll take our next question from Kevin Kopelman with Cowen & Company.

Kevin Campbell Kopelman

Cowen and Company, LLC, Research Division

Just a couple of quick ones. First, on the e-commerce environment. I know you’re not giving the quarter- to-date billings any more, at a high level, can you just tell us what you’re seeing out there in terms of just consumer spending so far in the first quarter just given where we are. And then I have a follow up.

Michael C. Willoughby

Chief Executive Officer and Director

Well, that’s an interesting question. I’m not sure that I’ve got any kind of consumer spending information for Q1 at this point. My view is that it’s been a pretty traditional Q1, which means that you’ve got a lot of drop-off from Q4. I would say that at this early date as we engaged with brands for their plans for 2016, that we are not necessarily seeing a higher level of conservatism, it looks like people are planning for a similar year that they might been planning for next year as far as investments they’re making in their sites or inventory positions, but it is pretty early. We would really not have much of a handle on in 2016 plans until we get to the back half of Q2 or even the first part of Q3 kind of with regard to inventory positions and commitment to actual sales going into the holiday.

But my feeling is that, 2016 is not a step back from 2015 just based on what we’re seeing.

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

Kevin Campbell Kopelman

Cowen and Company, LLC, Research Division

Great. That’s definitely helpful. And then just one other question. Can you give us more color on how you’re thinking or an update on how you’re thinking about potential acquisitions?

Michael C. Willoughby

Chief Executive Officer and Director

Well, I think that our near-term objectives are to add support for hybris particularly, and possibly one of the other two platforms WebSphere or Oracle in Western Europe.

So you might look for us to do one or two acquisitions that give us better geographic coverage. We may even pick up some more Demandware capabilities in Western Europe, where we have those capabilities today, but maybe not as strong as say France, Germany, Italy. And so it’s really plugging capabilities gap around the platforms to make sure that we’re platform agnostic in Western Europe as well as here in the U.S. And then as I indicated earlier, it really is kind of opportunistic from that point that if we see a good opportunity to add capabilities to our agency, or pick up a platform practice that brings a new set of points on some capabilities than we would sort of opportunistically do that. But I think with those few additional acquisitions in Western Europe, we’re ready to close our Phase I of our acquisition strategy. And then, it really looks to the future. And as these platform partners that we’re working with are verticalizing their stack and offering commerce platforms, plus distributor or management platforms plus in-store automation are there some components of that vertical stack that we’re not supporting with services today that we might add to our mix that would create high-margin professional services revenue, we don’t have them today. And we certainly, have a gap in our service offering around that connected store offering, that might be what you would see coming in an acquisition Phase II strategy as we look to the future.

Operator

We’ll take our next question from Josh Goldberg with G2 Investment Partners.

Josh Goldberg

G2 Investment Partners Management LLC

I just wanted to — I guess, two things. First, a lot of new people are on the call today, which is great, some of them it’s on the call for a couple of years. It definitely sense some positive bullishness or positive feelings about what you’re seeing out there both in terms of win rates competitively and market opportunities, that really can’t through in the numbers. I mean obviously, you beat EBITDA number 10%, your revenue number was strong. But it just seems like you’re positioning yourselves for taking even a bigger slice to the pie. And obviously, hiring this amount of sales people like I said, I have known these guys for a while, higher this amount of sales people very, just of a heck of it you obviously see something very big on the horizon. I just wanted, if you could comment some of the newer people bit on the phone, what gives you that sense of optimism, and am I reading that right. And I have a follow up.

Michael C. Willoughby

Chief Executive Officer and Director

Yes. I appreciate that. I think you’re reading a sense of optimism. And as you’ve observed that we have historically been quite conservative about a sales and marketing spend what has us excited is just a number of tools in the toolbox. As we look to a large addressable market, which we would anticipate is over $20 billion a year in services spend across operations, technology and agency. With all 5 major platforms in the market, the four enterprise plus Magento with all the agency capabilities that we have with the consulting practice that we just launched, we just feel like we’ve got so many tools in the toolbox that enable us to engage with their lot of leads coming into early pipeline. And that facility gives us optimism that, we talk to somebody that’s pretty good chance we could help them. And I don’t think we would have been in that position a year ago or certainly two years ago when we were a one trick pony on a Demandware platform with a limited agency capability and no consulting. So it really does reflect I think the optimism that we have it size of the toolbox and the number of fields where to take out and help our clients be successful. So I would agree with you, it is essentially bullish and excitement about what we have to offer, and what’s our future looks like.

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

Josh Goldberg

G2 Investment Partners Management LLC

Okay, great. And I guess suppose for Tom and for Mike. Just obviously, some people will look at the first half of margin and be worry that you can’t scale the business. Your yearly EBITDA guidance implies that you will have over 11% EBITDA margin for the year. So you’re going to exit the year probably at a level above that.

And I guess, if you could just sort of that you have already spent the money on these people and it seems continue to grow as you expect the double-digit growth that you talked about in 2017 will yield to improvement in operating EBITDA margins, and it really just sort of a this bottoming in the first half, as you spoke out both on the D.C. side and on the sales side. So that’s Investor realize that there is clearly a leverage in the model, your margin profile to be a lot more exciting as you win a couple of more these big deals as the year goes on?

Michael C. Willoughby

Chief Executive Officer and Director

Yes. I think you put it pretty well. We certainly, are looking to make the targeted investments in the last part of ‘15 and in the early part of ‘16 with an expectation that will pay often at tangible ROI with the growth that you mentioned. And I would say that performance you indicated is what we’re looking to achieve, lots of excitement coming out at the back half of year going into ‘17.

Josh Goldberg

G2 Investment Partners Management LLC

Is there 1, I think you talked about was both the LiveArea and the other acquisitions across you et cetera. Although, the mix might shift little bit to the technology side, the margin profile on the gross margin should improve. And you have had a very good gross margin this whole year. I know that you want to say that 27 to 32, and I raise it yet but it seems like with the mix shifting more to some of these technology solutions and CrossView that part of the opportunity to grow your bottom line is to gross margin expansion just to make sure, I understand that?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

This is Tom here. As you take a look back over the last 6 months after we completed the CrossView acquisition, we did increase our range from a gross margin standpoint that we previously were indicating the target of 25% to 30%. And we increased that to 27% to 32%, because of the impact of the CrossView acquisition and our stronger gross margins in that professional services area of the business. Now your point is right, as we continue to look to the future and see kind of expectation of higher growth in the professional services area than in the omni-channel services component. We would expect to see some gross margin increases as that continues moving forward.

So we like to mix of these additional service offerings, we feel like it not only provides us with a stronger client relationship, but also better the financial metrics for the business as well.

Josh Goldberg

G2 Investment Partners Management LLC

I mean for example the comment about LiveAreaLab, those are technology solutions that turns into more of an operational opportunity, I forgot the name of client you talk about, but was that probably something is going to happen alot in the next 18 to 24 months you first win through LiveAreaLabs and REV and then you’ll start being able to offer somewhat complete solution?

PFSWEB INC. FQ4 2015 EARNINGS CALL MAR 14, 2016

Michael C. Willoughby

Chief Executive Officer and Director

Yes. We certainly do expect that these client engagements will the land and expand strategy will be there. Actually the clients that you mentioned, we added the operations component after providing special services component, it can certainly work the other way, and we’ve got examples of where we’re engaged from a fulfillment or call center perspective. And then these service capabilities we’ve added were able to go back and up sell those clients on that. So that would be an example, where he would have a gross margin improvement you would expect from a client account that goes from more operational oriented to a mix of professional services and operational component.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to

Mr. Willoughby for closing remarks.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Whitney. I’d like to thank everyone that attended the call today. Hopefully, as you could tell from our we’re incredibly excited with the many developments in a business, we’re happy to put up the 2015 numbers that we did. And we look forward to speaking with our investors and analysts when we report our first quarter results in May. Thank you very much.

Operator

Ladies and gentlemen, this does conclude today’s conference. You may disconnect your lines at this time. Thank you for your participation.